Exhibit 10.3

May 26, 2015

RETIREMENT/CONSULTING AGREEMENT AND RELEASE

Mr. Robert L. Bowen

Dear Bob:

As we have discussed, your employment with ABIOMED, Inc.1 (the “Company”) will terminate, effective as of the Separation Date (as defined below), by reason of your retirement. The purpose of this letter (this “Agreement”) is to confirm the agreement between you and the Company concerning your termination of employment with the Company and transition to a consulting role with the Company in consideration of the promises contained in this Agreement.

1. Separation Date and Transition Period.

(a) From the date of this Agreement until July 31, 2015 (the “Separation Date”), you will continue to be employed by the Company. The Company will continue to pay you your salary, at your current base rate of pay and in accordance with the regular payroll practices of the Company through the Separation Date. Your present eligibility to participate in the Company’s benefits plans shall continue unchanged until the Separation Date, and you will continue to accrue vacation time until the Separation Date.

(b) Effective July 15, 2015, you will no longer serve as and will resign from your positions as Chief Financial Officer and Treasurer of the Company. From July 15, 2015 to the Separation Date (the “Transition Period”), you will perform such transitional duties and functions as are expressly assigned to you by the Company’s Chief Executive Officer and/or Board of Directors (the “Board”), and will perform those duties and functions, and generally fulfill your obligations, subject to such direction and limitations as the Chief Executive Officer, the Board or their delegates may determine. You will continue to be provided with office space and administrative support consistent with your role during the Transition Period.

(c) The Company may terminate your employment at any time during or prior to the Separation Date upon notice to you (and upon which occurrence, the “Separation

[1]

Except for the obligations set forth in Section 3 hereof, which shall be the sole obligation of ABIOMED, Inc., whenever the terms the Company or ABIOMED, Inc. are used in this document, they shall be deemed to include ABIOMED, Inc., and any other related entities including any divisions, affiliates and subsidiaries, and its and their respective past, present and future officers, directors, shareholders, employee benefit plans, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Date” will be the date of such earlier termination); provided, that in all events you will still be entitled to payment of your salary through the Separation Date as described in Section 1 above.

2. Retirement. Your employment with the Company will terminate on the Separation Date by reason of your retirement. You acknowledge that from and after the Separation Date, except as otherwise expressly agreed to by the Company in connection with your consulting role (as described below), you will have no authority to, and shall not, take any action that binds or purports to bind the Company nor will you represent yourself as an employee or agent of the Company. For purposes of each of the Company’s employee benefit plans, the termination of your employment with the Company will be treated as occurring, and you will be treated as having separated from the service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from the Company as of the Separation Date.

3. Retirement Benefits. In consideration for your undertakings set forth herein, including the provision of transition and consulting services to the Company and your obligation to execute a post-employment waiver and general release of claims in the form attached hereto as Exhibit A (the “Release”), subject to the approval of the Compensation Committee of the Board of Directors, you and the Company hereby agree as follows:

(a) As of the Separation Date, you and the Company acknowledge that you hold (a) options to purchase 147,500 shares of Company common stock granted pursuant to the Company’s 2008 Stock Incentive Plan (the “Equity Plan”), of which 15,000 options remain unvested as of the Separation Date, and (b) 25,724 restricted stock units granted pursuant to the Equity Plan, which restricted stock units are unvested as of the Separation Date (“RSUs”).

(b) All options and RSUs that are unvested as of the Separation Date and that would by their terms be eligible to vest during the period beginning on the Separation Date and ending on July 31, 2017 (the “Separation Vesting Date”) if your employment with the Company had continued through the Separation Vesting Date shall remain outstanding and eligible to vest in accordance with their terms (other than the requirement of continued employment), subject to the terms of the Equity Plan and the award agreements under which such equity awards were initially granted (the “Equity Benefits”). Any RSUs that vest as a result of this Section 3(b) shall be settled in shares of common stock of the Company not later than thirty (30) days following the date on which they vest. As of the Separation Vesting Date, all then unvested options and RSUs shall be immediately forfeited.

(c) All options that are vested as of the Separation Date and all options that vest following the Separation Date pursuant to Section 3(b) shall remain exercisable until the earlier of the Separation Vesting Date or the expiration date of such options.

(d) Except for (i) the Equity Benefits, (ii) earned but unpaid regular wages earned through the Separation Date (which shall be paid to you no later than five (5) business days after the Separation Date), and (iii) accrued but unused vacation (which shall be paid to you in accordance with applicable law), you are not and shall not in the future be entitled to any other compensation or benefits from the Company including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay or any other form of compensation or benefit. You will receive the payments described in clauses (ii) and (iii) regardless of whether or not you elect to sign this Agreement and/or the Release.

(e) Upon your making a timely election under the provisions of 29 U.S.C. § 1161, as amended (“COBRA”), ABIOMED will pay the standard employer portion of your medical and dental insurance premiums for eighteen (18) months following the Separation Date or until you obtain alternative coverage, whichever is earlier, provided that you timely pay your regular employee contribution toward your medical and dental insurance premiums as required by ABIOMED or its COBRA administrator. ABIOMED’s obligations under this subsection are contingent on your making a timely COBRA election. Additionally, ABIOMED shall only be required to continue and contribute to your medical and dental insurance under this subsection to the same extent that such insurance is provided to persons employed by ABIOMED. The “qualifying event” under COBRA shall be deemed to have commenced on the Separation Date.

(f) Except as provided above, your participation in all employee benefit plans and programs of the Company shall end as of the Separation Date, in accordance with the terms of those plans and programs. You will not continue to earn vacation or any other paid time off after the Separation Date.

4. Consulting Role. Beginning on the Separation Date, you will make yourself reasonably available to the Company by phone and, if requested by the Company, two days per quarter in person to advise and assist with finance matters, including but not limited to the Company’s transition to a new Chief Financial Officer.

5. Confidentiality and Other Related Obligations. You expressly acknowledge and agree to the following:

(a) You hereby reaffirm your obligations under Sections 5 – 17 of the ABIOMED, Inc. Nondisclosure and Non Competition Agreement (the “NCA”) previously signed by you, which terms are incorporated herein and attached hereto as Exhibit B, and that you shall sign the ABIOMED, Inc. “Acknowledgment Upon Termination of Employment” attached to the NCA as Appendix B.

(b) On or before the Separation Date you shall return to the Company all Company property (including without limitation, keys, computer equipment, computer discs and software, Company files and documents, Company credit cards, etc.) and documents and any copies thereof (including, without limitation, financial plans, management reports, suppliers and customer address lists, customer lists, and other similar documents and information and whether in hardcopy, on electronic media, or otherwise), and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and confidential information.

(c) Subject to Section 6(f), all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as mandated by law.

(d) Subject to Section 6(f), you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (including its officers, directors and employees).

(e) Your breach of any covenant in this Section 5 or Section 6 below or your ongoing obligations under the NCA shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to stop providing and/or recover any Equity Benefits payable or paid to you (or on your behalf) pursuant to Section 3 of this Agreement, including, for the avoidance of doubt, any proceeds from the sale of shares of Company stock that vest or that are acquired as a result of Section 3.

6. Release of Claims.

(a) In consideration for the payments and additional benefits to be paid by the Company hereunder, to which you are not otherwise entitled, you hereby acknowledge and agree that you are waiving your right to assert any Claim (as defined below) against the Company arising from acts or omissions that occurred on or before the date you execute this Agreement. Please note the definition of the Company contained in footnote 1 of this Agreement.

(b) Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment or other associations with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release.

(c) Without limiting the generality of the previous paragraph, you specifically waive and release the Company from any Claims, including, without limitation:

(i) Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts, and any other state or locality where you worked for the Company.

(ii) Claims under any Law concerning discrimination, harassment or fair employment practices, including but not limited to the Massachusetts Anti-Discrimination and Anti-Harassment Law (Massachusetts General Laws Chapter 151B), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.);

(iii) Claims under any Law relating to wages, hours leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), each as amended from time to time. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws;

(iv) Claims under any state, federal or local common law theory;

(v) Claims arising under the Company’s policies or benefit plans; and

(vi) Claims arising under any other Law or constitution.

(d) Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release and your agreement to the terms and conditions contained herein, you would not be receiving the Equity Benefits provided for in this Agreement.

(e) You acknowledge that you are signing this Agreement voluntarily and with a full understanding of its terms, and that you have had a sufficient opportunity before signing this Agreement to consider its terms and, if you choose to do so, to consult with any person to whom reference is made in Section 5(c) above.

(f) Also, consistent with the provisions of federal laws prohibiting discrimination (the “Federal Discrimination Laws”), nothing in the general waiver and release set forth in this Section 6 shall be deemed to prohibit you from challenging the validity of this release under the Federal Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission or any comparable state or local agency (collectively, “EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, the release in this Section 6 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination filed by you or by anyone else on your behalf, and you hereby waive your right to recover any such damages or relief.

(g) You agree that, if you elect to sign the Release, you must do so by the later of (i) the date that is twenty-one (21) days following the date hereof and (ii) the date that is seven (7) days following the Separation Date (and in no event before the Separation Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of Equity Benefits.

7. Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns.

(a) Except as otherwise expressly provided in this Agreement, this Agreement (including without limitation the Exhibits hereto) supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(b) This Agreement shall be governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles that would result in the application of the laws of another jurisdiction.

(c) This Agreement shall inure to the benefit of the Company and any of its successors and assigns.

(d) By executing this Agreement, you are acknowledging (i) that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, (ii) that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and (iii) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If you agree to the terms of this Agreement, please sign and return the enclosed copy of this Agreement by no later than June 1, 2015.

Very truly yours,

ABIOMED, Inc.		Accepted and Agreed To:

By:	/s/ Michael Minogue	/s/ Robert Bowen

	Michael Minogue Chief Executive Officer	Robert Bowen

Dated:	May 26, 2015	Dated:	May 26, 2015

EXHIBIT A

POST-EMPLOYMENT WAIVER AND RELEASE OF CLAIMS

July     , 2015

In consideration for the payments and additional benefits to be paid by the Company under the Retirement/Consulting Agreement and Release by and between me and the Company, dated as of the date hereof (the “Agreement”), to which I am not otherwise entitled, I hereby acknowledge and agree that I am waiving my right to assert any Claim (as defined below) against the Company arising from acts or omissions that occurred on or before the date I execute this Post-Employment Waiver and Release of Claims (this “Release”). I understand that capitalized terms not defined herein shall have the respective meanings that apply to them in the Agreement (including without limitation the definition of the Company contained in footnote 1 of the Agreement).

My waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). I understand that there could be unknown or unanticipated Claims resulting from my employment or other associations with the Company and the termination of my employment, and I agree that such Claims are included in this waiver and release.

Without limiting the generality of the previous paragraph, I specifically waive and release the Company from any Claims, including, without limitation:

(a) Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts, and any other state or locality where I worked for the Company;

(b) Claims under any Law concerning discrimination, harassment or fair employment practices, including but not limited to the Massachusetts Anti-Discrimination and Anti-Harassment Law (Massachusetts General Laws Chapter 151B), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.);

(c) Claims under any Law relating to wages, hours leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law

(Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), each as amended from time to time. I specifically acknowledge that I am waiving any Claims for unpaid wages under these and other Laws;

(d) Claims under any state, federal or local common law theory;

(e) Claims arising under the Company’s policies or benefit plans; and

(f) Claims arising under any other Law or constitution.

Notwithstanding the foregoing, this Release shall not release the Company from any obligation expressly set forth in the Agreement. I acknowledge and agree that, but for providing this waiver and release and my agreement to the terms and conditions contained herein, I would not be receiving the Equity Benefits provided for in the Agreement.

Because I am at least forty (40) years of age, I have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”). This Release is intended to release any Claim I may have against the Company under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Release, it does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date I sign this Release.

Also, consistent with the provisions of the OWBPA and other federal laws prohibiting discrimination (the “Federal Discrimination Laws”), nothing in this Release shall be deemed to prohibit me from challenging the validity of this Release under the Federal Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission or any comparable state or local agency (collectively, “EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, I acknowledge and agree that this Release does prohibit me from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination filed by me or by anyone else on my behalf, and I hereby waive my right to recover any such damages or relief.

I understand that it is the Company’s desire and intent to make certain that I fully understand the provisions and effects of this Release. To that end, I acknowledge that the Company hereby advises me in writing to consult with legal counsel prior to signing this Release for the purpose of reviewing the terms of this Release. Also, because I am at least age 40, and consistent with the provisions of the OWBPA, I acknowledge that the Company is providing me with at least twenty-one (21) days to consider and accept the terms of this Release by signing below and returning it to ABIOMED, Inc., c/o Stephen McEvoy, 22 Cherry Hill Drive, Danvers, MA 01923 (provided, however, that I may not sign this Release on or before the Separation Date). I acknowledge that I am signing this Release voluntarily and with a full understanding of its terms. I agree that, if I elect to sign this Release, I must do so by the later of (i) the date that is twenty-one (21) days following the date hereof and (ii) the date that is seven (7) days following the Separation Date (and in no event before the Separation Date).

In addition, I may rescind my assent to this Release if, within seven (7) days after I sign this Release, I deliver a notice of rescission to Stephen McEvoy at the Company. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Stephen McEvoy at the Company at the above referenced address. If I do not rescind my assent to this Release, then, on the eighth (8th) day following the date that I signed it, this Release will take effect as a legally binding agreement between me and the Company on the basis set forth herein. If I rescind my assent to this Release, I shall not be entitled to any of the Equity Benefits provided in Section 3 of the Agreement.

Accepted and agreed:

Signature:
Robert L. Bowen

Date:

EXHIBIT B

ABIOMED, Inc.

NONDISCLOSURE AND NON COMPETITION AGREEMENT

AGREEMENT made as of the      day of      2014, by and between ABIOMED, Inc., a Delaware Corporation with offices at 22 Cherry Hill Park, Danvers, Massachusetts (“ABIOMED”), and                      (the “Employee”) of                      (Address). For purposes of this Agreement, unless the context otherwise requires, the term ABIOMED, shall include ABIOMED and each of its subsidiaries.

RECITALS

The Employee desires to be employed by ABIOMED and ABIOMED desires to employ the Employee in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment. The Employee shall initially be employed by ABIOMED as their . ABIOMED reserves the right, in its sole discretion, to change the Employee’s title and responsibilities at any time.

2.	Compensation. The Employee’s semi-monthly rate shall be $ , subject to periodic review and adjustment by ABIOMED in its sole discretion. Payment of any bonuses will be at the sole discretion of ABIOMED. ABIOMED maintains certain benefit plans and programs for its employees. The Employee’s eligibility for and participation in these plans are subject to the terms and conditions of each plan. ABIOMED reserves the right to modify or terminate any plan or program at any time.

3.	Loyalty and Best Efforts. The Employee agrees that he/she shall be a full-time employee, devoting his/her entire time, undivided loyalty and best efforts to the business of ABIOMED. The Employee shall not during the term of his/her employment be engaged in any other occupation, professional or business activity. As a representative of ABIOMED, the Employee further agrees to always conduct himself in accordance with the highest ethical and moral standards during both working and non-working hours. Attached to this Agreement as Appendix A is ABIOMED’s “Conflicts of Interest Policy”. By executing this Agreement, the Employee represents and warrants that he/she has reviewed carefully the Policy and Guidelines and agrees to abide by the Policy and Guidelines, as they may be updated and modified by ABIOMED from time to time.

4.	Employment-At-Will. The Employee agrees that his/her employment with ABIOMED is on an “at-will” basis, which means that either ABIOMED or the Employee may terminate the Employee’s employment at any time, for any or no reason, with or without notice. Nothing in this Agreement shall be construed to the contrary.

5.	Protection of Proprietary Information.

a.	ABIOMED has developed or acquired materials and information (whether or not reduced to writing, patentable or protectable by copyright) relating to ABIOMED’s operating procedures, products, methods, service techniques, engineering and manufacturing data machines, devices, apparatus, “know-how”, formulae, software, processes, plans, designs, specifications, trade secrets, company data regarding costs, profits, markets and sales, customer lists, plans for present and future research, development and marketing, and other proprietary information not available to the public (collectively “Proprietary Information”) which gives it a special competence in its various fields of endeavor, all of which have been acquired at considerable expense to ABIOMED.

b.	The Employee recognizes that ABIOMED is engaged in a continuous program of research and development of such Proprietary Information. The Employee understands that as part of his/her employment he/she is expected to make contributions of value to ABIOMED, including the development of Proprietary Information. He acknowledges that his/her employment creates a relationship of confidence and trust between him/herself and ABIOMED with respect to information of a confidential nature which is discovered, made known to, or learned by him/her during the period of his/her employment, including Proprietary Information.

c.	The Employee agrees to promptly disclose to ABIOMED all inventions conceived or put to practice while employed at ABIOMED, regardless of whether the development of the invention was funded by ABIOMED or by an external entity, government or private.

d.	The Employee will not without the express authorization from an authorized ABIOMED officer, during or after the term of his/her employment, disclose any Proprietary Information, or anything relating to it, to any person other than authorized ABIOMED personnel. Nor shall the Employee use any such information for his/her personal benefit or disclose or use for his/her personal benefit any information furnished by a third party to ABIOMED in confidence.

e.	The Employee agrees that in the event of the termination of his/her employment for any reason, he/she will deliver to ABIOMED and shall not take with him/her, all documents and materials of any nature pertaining to any Proprietary Information. Employee shall execute a certificate in the form of Appendix B, at the time of termination of employment confirming compliance with the requirements of this Section and other provisions of this Agreement relating to the treatment of Proprietary Information.

6.	Assignment of Proprietary Information.

a.	The Employee agrees that he/she will promptly disclose to ABIOMED, or its assigns, all discoveries, processes, software, formulae, data, know-how and techniques, whether or not patentable or protectable by copyright, made or conceived, first reduced to practice, or learned by him/her, either alone or jointly with others, during the period of his/her employment which (i) relate to or are useful in the business of ABIOMED, or (ii) are conceived, made or worked on at the expense of, or during the Employee’s normal working hours for, ABIOMED or using any resources or materials of ABIOMED, or (iii) arise out of tasks assigned to him/her by ABIOMED, or (iv) are within the scope of his/her employment by ABIOMED (collectively, “Proprietary Inventions”).

b.	All Proprietary Inventions shall be the sole property of ABIOMED and its assigns, and ABIOMED and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. In consideration of his/her employment by ABIOMED and regardless of any change in the Employee’s salary or the nature of the Employee’s employment, the Employee hereby assigns to ABIOMED, or its assigns, the Employee’s entire right, title and interest in and to any and all Proprietary Inventions.

c.

The Employee, at the expense of ABIOMED, agrees to assist ABIOMED and its assigns in every proper way to obtain and enforce patents, copyrights and other intellectual property rights on Proprietary Inventions in any and all countries. To that end, the employee agrees to execute all papers, and perform all acts necessary to make this Agreement effective as to any particular Proprietary Inventions, application for letters patent, and other rights and interests of ABIOMED or its assigns, including the giving of testimony without expense to the Employee and without further compensation except as provided for in accordance with

ABIOMED’s “Patent Awards Policy” as it may be amended from time to time, a copy of which is attached hereto as Appendix C and made a part of this Agreement by reference. The obligations of the Employee under this paragraph (c) shall continue beyond the termination of his/her employment with ABIOMED.

d.	As a matter of record, and in order to avoid disputes over the application of Sections 5 and 6, the Employee has attached to this Agreement, as Appendix C, a complete list of all inventions made, conceived, or first reduced to practice by Employee, alone or jointly with others, prior to his/her employment with ABIOMED, that are not described in a publication or patent application in existence on the date of this Agreement, and that the Employee desires, and ABIOMED agrees to exclude from the effect of this Agreement. If no such list is attached to this Agreement, he/she represents that he/she has no such inventions and improvements at the time of signing this Agreement.

e.	If any application for any United States or foreign patent, copyright or other intellectual property rights related to or useful in the business of ABIOMED shall be filed by or for the Employee within a period of one (1) year after the termination of his/her employment, the subject matter covered thereby shall be presumed to have been conceived during his employment with ABIOMED.

7.	Covenant Not to Compete.

a.	Noncompetition. The Employee recognizes that ABIOMED is engaged in the research, development, manufacturing and marketing of proprietary products in the United States and throughout the world, and that it is of utmost importance to ABIOMED to maintain the confidentiality of its Proprietary Information and preserve the good-will of its business. In order to safeguard that Proprietary Information and good-will, the Employee understands that it is a condition of his/her employment not to compete with ABIOMED, in the United States or any other country, for a period of time following the termination of his/her employment, as set forth in further detail below.

b.	The Employee agrees that for a period of two (2) years following the termination of his/her employment, he/she will not directly, for his/her own account or for any other person, as agent, employee, officer, director, trustee, consultant, owner, partner, or shareholder, or any other capacity:

i.	hire or attempt to hire or assist any other person in hiring or attempting to hire any employee of ABIOMED; or

ii.	encourage or assist any other person in encouraging any director, officer, employee, agent, consultant or any other person affiliated with ABIOMED to terminate or alter his/her or its relationship with ABIOMED; or

iii.	encourage or assist any other person in encouraging any customer or supplier of ABIOMED to terminate or alter its relationship with ABIOMED; or

iv.	sell or market or assist any other person in selling or marketing any product or service that competes, directly or indirectly with any product or service manufactured, sold or under development by ABIOMED at the time the Employee’s employment with ABIOMED is terminated; or

v.	research, develop or manufacture or assist any other person in researching, developing or manufacturing any product or service that competes with any product or service conceived, manufactured, sold or under development by ABIOMED at the time the Employee’s employment with ABIOMED is terminated.

c.

In order to assure that the Employee does not breach any of the foregoing provisions, the Employee agrees that for a period of two (2) years following the termination of his/her Employment he will not accept employment with, advise, provide consulting services to or acquire any interest in (other than an investment interest of less than 5% of the total outstanding shares of a publicly traded company) any business that directly or indirectly competes with any product or service conceived, manufactured, sold or under development by ABIOMED without first obtaining the written consent of ABIOMED. ABIOMED shall be permitted to withhold such consent in its sole discretion, unless the Employee and the prospective employer are able to provide ABIOMED with assurances reasonably satisfactory to ABIOMED in its sole discretion that the Employee will not be assisting the prospective employer in any of the prohibited endeavors listed in paragraph (b) above.

d.	The Employee has carefully read and considered the restrictions in this Section 7 and agrees that the restrictions are fair and reasonable and are reasonably required for the protection of the interests of ABIOMED.

8.	Conflicting Agreements. The Employee represents and warrants that he/she is free to enter into this Agreement, that the Employee has not made and will not make any agreements (oral or in writing) in conflict with this Agreement, and will not disclose to ABIOMED. not use for ABIOMED’s benefit, any trade secrets or confidential information that is the property of any other party now or hereafter in the Employee’s possession. The Employee represents that he/she has provided to ABIOMED, copies of all employment, proprietary information and other similar agreements to which he/she is a party that are currently in effect.

9.	Remedies. In order to avoid irreparable injury to ABIOMED, in the event of any breach or threatened breach by the Employee of the provisions of this Agreement, ABIOMED shall be entitled to an injunction restraining such breach. Nothing herein shall be construed as prohibiting ABIOMED from pursuing any other remedies available to ABIOMED for such breach or threatened breach, including the recovery of damages from the Employee. The Employee agrees that in the event that he/she breaches his/her duty of loyalty to Company or any of his/her covenants in Sections 5 through 7, in addition to any and all other remedies which ABIOMED may have available to it, ABIOMED will be entitled, at its election, to recover from the Employee (i) the value of anything belonging to ABIOMED which the Employee uses in breach of such duty, or (ii) any benefit which the Employee receives as a result of his/her breach, or its proceeds, and ABIOMED shall also be entitled to recover from the Employee the amount of damages thereby caused. In the event of termination of the Employee’s employment for breach of any of the covenants under this Agreement, Employee agrees that he shall thereby forfeit all rights granted to him under any stock option, profit participation, bonus or deferred compensation arrangement of ABIOMED then existing in which he/she participates, to the extent permitted by law.

10.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand delivered or if sent by registered mail to his/her last known residence in case of the EMPLOYEE and to its principal place of business in the case of ABIOMED.

11.	Independence of Employee’s Covenants. The covenants on the part of EMPLOYEE to be performed under this Agreement shall be construed as agreements independent of any other provisions of this Agreement, and the existence of any claims or cause of action of EMPLOYEE against ABIOMED, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ABIOMED or its assigns of any of the Employee’s covenants hereunder.

12.	Waiver. The failure of ABIOMED to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times deemed a waiver of relinquishment of such power or right at any other time or times.

13.	Severability. The invalidity or unenforceability of any provision hereof shall in no way effect the validity of enforceability of any other provision. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, that provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of that provision or any other provisions of this Agreement.

14.	Benefit. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and by binding upon ABIOMED, its successors and assigns, and the Employee, his/her heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated.

15.	Construction. For purposes of this Agreement, unless the context otherwise requires, the term “person”, shall include any individual, corporation, partnership, joint venture, association, joint-stock company, trust company, trust, unincorporated organization, government agency or entity or any subdivision thereof, or any other entity.

16.	Governing Law: Consent to Jurisdiction. This Agreement shall be construed as a Massachusetts contract under seal and shall be interpreted in accordance with the internal laws of the Commonwealth of Massachusetts. The Employee hereby agrees to the jurisdiction of the courts in the Commonwealth of Massachusetts and waives any objection based upon forum non conveniens with respect to any action instituted concerning any dispute arising in connection with this Agreement or the employment of the Employee by ABIOMED. ABIOMED shall have the right to bring any action or proceeding against the Employee in the courts of any other jurisdiction ABIOMED reasonably deems necessary to rely on its rights under this Agreement.

17.	Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally, but only by an agreement in writing signed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed under seal on the date and year first above written. This Agreement has been executed under seal as of the date and year first above written.

Employee:	ABIOMED, Inc.:

Signature:	Signature:

Name (Printed):	Name (Printed):

Date:	Date:

APPENDIX A

ABIOMED, Inc.

CONFLICT OF INTEREST POLICY

GENERAL:

Each employee of ABIOMED is expected to act in the best interest of ABIOMED and to refrain from placing himself or herself in the position that could produce a conflict between his or her interest and the interests of ABIOMED or any employee benefit plan or trust funded by ABIOMED. It is the duty of all employees to act in good faith at all times and not to utilize their employment for private personal advantage.

This policy, while not covering every conceivable area of conflict of interest, is intended to review and restate certain broad ethically sound principles of conduct that are to be used as guidelines whenever a question may arise. ABIOMED’s “Guidelines of Company Principles and Practices” are made herein part of the Schedule by reference.

As used herein, the term ABIOMED shall mean ABIOMED, Inc. and its affiliates, the ABIOMED Limited Partnership, and any employee benefit plan or trust funded by ABIOMED. The term “member of immediate family” shall mean the employee’s spouse and a relative of the employee or of his or her spouse living in the employee’s household. A person, firm, or corporation which acts for or represent a supplier of goods and services in the sale of such goods and services to ABIOMED shall also be deemed to be doing business with ABIOMED.

POLICY GUIDELINES:

1.	No official or employee of ABIOMED may serve as an officer, employee, or director of or consultant to any business entity which does business with or is competitive with ABIOMED, unless prior approval is obtained from the President of ABIOMED.

2.	No official or employee of ABIOMED or member of his or her immediate family may accept, directly or indirectly, from any person, firm, or corporation doing business with ABIOMED, any money, loans (except loans from banks or other lending institutions in the normal course of their business) or any gift or gratuity, favor or service, which might conceivably tend to induce him or her to violate his or her duties to ABIOMED. The foregoing is not intended to prohibit the acceptance of promotional or advertising items marked with the name of the donor, or items distributed by donors to all of their customers.

3.	No official or employee of ABIOMED or member of his or her immediate family may have any direct or indirect interest in any business entity doing business with ABIOMED or in any business in which ABIOMED may hereafter become engaged if such interest represents a substantial proportion of such business entity. In any case where a direct or indirect interest in any such business entity exists, the same must be disclosed to, and approved in writing by the President of ABIOMED. There shall be excluded from the foregoing prohibition any direct or indirect interest in any corporation (a) which is publicly owned; and (b) whose securities are actively traded on any stock exchange or on any over-the-counter market; and (c) in which such officer or employee and members of his or her immediate family own less that 1% of the outstanding shares of each class of equity securities.

4.	No official or employee of ABIOMED may utilize the services of any person employed by ABIOMED for improvement or maintenance of his or her property on Company time.

5.	No ABIOMED products or property shall be sold by ABIOMED to any person employed by ABIOMED except through channels and pursuant to policies authorized by the CEO of ABIOMED.

APPENDIX B

ABIOMED, Inc.

ACKNOWLEDGMENT UPON TERMINATION OF EMPLOYMENT

I have re-read and understand my obligations under Paragraph 9 of my Nondisclosure and Non Competition Agreement with ABIOMED, Inc. and will abide therewith.

DEFINITIONS. The following definitions shall form an integral part of this Acknowledgment.

ABIOMED. ABIOMED, Inc., and except where context otherwise requires, its affiliates.

Affiliate. Means any business entity controlled by, controlling or under common control with ABIOMED, other than ABIOMED Limited Partnership.

Trade Secrets. Concepts, devices, designs, developments, disclosures, discoveries, formulae for chemical compounds, ideas, improvements, inventions, know-how, materials, formulations, methods, processes, research and development projects and results, specifications, systems, technical data, and any other technical information concerning the identity of actual or prospective customers or suppliers, business and marketing plans and strategies, all whether written or unwritten, and whether patentable or not.

Related Materials. Any and all documentation, memoranda, notebooks, photos, sketches, prints, drawings, research materials, charts, graphs, machinery, prototypes, tools, written material, and plans.

Partnership. ABIOMED Limited Partnership, a Massachusetts limited partnership.

Proprietary Information. All Trade Secrets and Related Materials, plus such financial data, statistical data, marketing data, data of all kinds, production and other costs, salaries, and any other information dealing with business operations or proposed business activities which Employee knows or has reason to know are intended by ABIOMED to remain confidential.

OWNERSHIP, ASSIGNMENT, AND DISCLOSURE OF TRADE SECRETS,

RELATED MATERIALS, PROPRIETARY INFORMATION, AND PATENTS.

a.	Acknowledgment: The EMPLOYEE recognizes that ABIOMED is or will be engaged in highly competitive business in which the protection of its and the Partnership’s Trade Secrets, Related Materials, Proprietary Information, and Patents is essential to the success of ABIOMED.

b.	Prior Inventions: As a matter of record, and in order to avoid disputes over the applications of the Paragraph 9, EMPLOYEE attaches to this Agreement as Schedule B, a complete list of all inventions made, conceived, or first reduced to practice alone or jointly with others, prior to his employment, that are not, and will not be, described in a publication or patent application in existence on the effective date of this Agreement, and that EMPLOYEE wants to exclude from the effect of this Agreement. If employee has no such Inventions as of the effective date of this Agreement, EMPLOYEE should represent that it has no such Inventions where indicated on Schedule B.

c.

Ownership of Trade Secrets, Related Materials, and Proprietary Information: EMPLOYEE acknowledges and agrees that ABIOMED and its successors and assigns are the sole, absolute, unqualified, and exclusive owner of all Trade Secrets, Related Materials, and Proprietary Information learned, supplied, developed, or conceived by EMPLOYEE during EMPLOYEE’S employment with ABIOMED, even if learned or developed with, by, or from other sources. The EMPLOYEE also agrees that he/she will not use for personal benefit during or after employment with ABIOMED any information relating to Trade Secrets, Related Materials, or Proprietary Information owned or controlled by ABIOMED or the Partnership and acquired during employment at ABIOMED.

d.	Assignment of Trade Secrets, Related Materials, Proprietary Information, and Patents: In consideration of his/her employment by ABIOMED and the salary or wages to be paid or being paid to EMPLOYEE and regardless of any change in EMPLOYEE’S salary or the nature of EMPLOYEE’S employment, EMPLOYEE hereby assigned to ABIOMED (or to an Affiliate as agent for the Partnership, as ABIOMED, the Affiliate and the Partnership shall agree), his/her entire right, title, and interest in and to any and all Trade Secrets, Related Materials, and Proprietary Information (i) originated with, learned, acquired, or developed by EMPLOYEE solely or jointly with others, whether on company time or his/her own, during the period of employment with ABIOMED, or (ii) created or developed using ABIOMED’s resources or materials, or (iii) suggested by any work which EMPLOYEE has done, is doing, or may do, for ABIOMED, so far and only so far as the same relate to or may be useful in the business of ABIOMED as now or at anytime carried on, including experimental or research work.

e.	Assistance in Prosecution of Patents. Etc. ABIOMED or its assigns, at their expense, shall be entitled to procure letters patent, domestic or foreign, or copyrights, on any of the Trade Secrets, Related Materials, and Proprietary Information above assigned, in their own name. EMPLOYEE shall execute all documents necessary to permit ABIOMED or its assigns to obtain such letters patent or copyrights, and will cooperate fully in regard to such person obtaining or attempting to obtain such letters, patents, or copyrights, EMPLOYEE further agrees to sign all papers, take all rightful oaths, and perform all acts necessary to make this Agreement effective as to any particular Trade Secret, Related Material, Proprietary Information, Application for Letters Patent, domestic or foreign, including any extension, division or reissues thereof, and will do all lawful acts to protect the patents, copyrights, and other rights and interests of ABIOMED, an Affiliate, or the Partnership, including the giving of testimony without expense to EMPLOYEE and without further compensation except as provided for in accordance with ABIOMED’s “Patent Awards Policy”, a copy of which is attached hereto as Schedule C and made a part of this Agreement by reference.

f.	Non-Disclosure of Trade Secrets, Related Materials, and Proprietary Information: EMPLOYEE agrees that at no time, whether during EMPLOYEE’S employment by ABIOMED or at any time thereafter, and regardless of the reason for the termination of EMPLOYEE, shall EMPLOYEE disclose any Trade Secret, Related Materials, or Proprietary Information owned or controlled by ABIOMED or the Partnership to any person, firm, government entity, corporation, association, or entity without the prior written consent of ABIOMED, the Affiliate or the Partnership, whichever is authorized to permit such disclosure, nor shall EMPLOYEE disclose any Trade Secrets, Related Materials, or Proprietary Information furnished to ABIOMED or Partnership under confidential or proprietary contracts or agreements with any other person, firm, government agency, or entity.

g.	Acknowledgment Upon Termination of Employment: At the time of the EMPLOYEE’S termination of employment with ABIOMED, regardless of the circumstances or cause of said termination, EMPLOYEE shall certify with their signature of this document, which confirms the substance of these provisions.

I certify that in accordance with the terms of said Agreement, I have disclosed to ABIOMED any and all inventions, formulas, methods, materials formulations, devices, ideas, concepts, developments, research results, discoveries, and improvements, patentable or unpatentable, originating with, acquired or developed by me solely or jointly with others, during the course of my employment with ABIOMED.

I certify that all Proprietary Information, Trade Secrets, and Related Materials that are the property of employers previous to my employment with ABIOMED, were not disclosed to ABIOMED or any of its Affiliates, nor were these used during my employment at ABIOMED.

I further certify that I have not in the past, and will not in the future, use for my own benefit or disclose to any person, firm, government agency, corporation, association, or entity any Trade Secret, Related Material, or Proprietary Information owned or controlled by ABIOMED without the prior written consent of ABIOMED. Neither have I in the past nor will I in the future, disclose any Trade Secret, Related Material, or Proprietary Information furnished to ABIOMED under confidential or proprietary contracts or agreements with any other person, firm, government agency or entity, except to such extent as has been necessary and permitted in the original course of performance of my duties as an EMPLOYEE of ABIOMED.

Employee to sign upon termination only:	Witness:

Signature:	Signature:

Date:	Date:

APPENDIX C

ABIOMED, Inc.

List of all Inventions made, conceived, or first reduced to practice alone or jointly with others, prior to EMPLOYEE’S employment with ABIOMED that are not, and will not be, described in a publication or patent application in existence on the effective date of this Agreement, and that EMPLOYEE wants to exclude from the effects of this Agreement.

Employee to sign if inventions are listed above:	Witness:

Signature:	Signature:

Date:	Date:

If no list is provided above, EMPLOYEE represents that no invention exists on the effective date of this Agreement and will sign and date below.

Employee to sign if no inventions listed:	Witness:

Signature:	Signature:

Date:	Date: